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                                                                       EXHIBIT B


                            SHARE PURCHASE AGREEMENT

     SHARE PURCHASE AGREEMENT (the "Agreement"), dated as of December 5, 2002 by and among the persons listed as Sellers on the signature pages hereto (each, a "Seller" and collectively, the "Sellers"), and Morton H. Meyerson and John T. McDonald (each, a "Purchaser" and collectively, the "Purchasers").

                                  WITNESSETH:

     WHEREAS, each Seller owns the number of shares of common stock, par value $.01 per share (including the Escrowed Shares (as defined below), the "Perficient Stock") of Perficient, Inc., a Delaware corporation (the "Company"), set forth under the heading "Perficient Stock" opposite such Seller's name on
Exhibit I hereto; and

     WHEREAS, each Seller desires to sell to each Purchaser the number of shares of Perficient Stock indicated on Exhibit I hereto opposite such Seller's name under the headings "Perficient Stock to be sold to Morton Meyerson" and "Perficient Stock to be sold to John McDonald" and each Purchaser desires to purchase such Perficient Stock from such Seller on the terms and conditions set forth herein; and

     WHEREAS, each Seller is party to that certain Agreement and Plan of Merger, dated as of September 30, 2001 (the "Merger Agreement"), by and among the Company, Perficient Vertecon, Inc., Primary Webworks, Inc. d/b/a Vertecon, Inc. and certain shareholders of Vertecon, Inc.; and

     WHEREAS, pursuant to the terms of the Merger Agreement, 25% of each Seller's shares (the "Escrowed Shares") are being held in escrow until April 25, 2003 and are subject to forfeiture in certain events;

     NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth below and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

                                   ARTICLE 1
                                  DEFINITIONS

     The following terms used in this Agreement shall have the meaning set forth below:

     Section 1.1 "First Closing" shall have the meaning set forth in Section 3.1 hereof. "Second Closing" shall have the meaning set forth in Section 3.1 hereof.

     Section 1.2 "First Closing Date" shall mean December 10, 2002, or such other date upon which the First Closing is held. "Second Closing Date" shall mean May 15, 2003, or such other date on which the Second Closing is held (such date being at least 10 business days following the settlement of the escrow fund (the "Escrow Fund") established pursuant to the Merger Agreement).


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                                   ARTICLE 2
                          PURCHASE AND SALE OF SHARES

     Section 2.1 Purchase and Sale of Perficient Stock. At the First Closing, each Seller shall sell to each Purchaser and each Purchaser shall purchase from each Seller the number of shares of Perficient Stock indicated on Exhibit I hereto opposite such Seller's name under the headings "Perficient Stock to be sold to Morton Meyerson" and "Perficient Stock to be sold to John McDonald". Each Seller shall transfer all of its right, title and interest in and to such Perficient Stock to the such Purchasers free and clear of any lien, security interest, or other encumbrance of any nature and free of any claim by any person or entity to or against the Perficient Stock; notwithstanding the foregoing, at the First Closing the Sellers shall transfer the Escrowed Shares subject to the terms of the escrow provisions of the Merger Agreement, and the Purchasers hereby agree to abide by such terms (and the related Escrow Agreement) with respect to such Perficient Stock.

     Section 2.2 Purchase Price. The purchase price for the Perficient Stock is $.375 per share.

     Section 2.3 Payment of Purchase Price. As payment for the Perficient Stock, each Purchaser shall deliver to each Seller (i) at the First Closing, a check or wire transfer (at Seller's option) in the amount equal to 85% of the product of
(a) the number of shares purchased by such Purchaser from such Seller, times (b) $.375 (the "First Closing Payment"), and (ii) at the Second Closing, a check or wire transfer (at Seller's option) in the amount equal to 15% of the product of
(a) the number of shares purchased by such Purchaser from such Seller, times (b) $.375 (the "Second Closing Payment"), indicated on Exhibit I; provided, however, that in the event any Seller cannot on the Second Closing Date deliver to a Purchaser the full number of Escrowed Shares indicated for such Purchaser opposite such Seller's name on Exhibit I (under the headings "Meyerson Escrowed Shares" and "McDonald Escrowed Shares," respectively), free and clear of all encumbrances, then the Second Closing Payment due such Seller shall be reduced by $.375 for each such Escrowed Share not delivered; and provided further that, in the event any Seller delivers to a Purchaser a number of Escrowed Shares less than the Minimum Escrowed Shares Amount for such Seller indicated on Exhibit I (under the headings "Meyerson Minimum Escrowed Shares Amount" and "McDonald Minimum Escrowed Shares Amount," respectively), then, in such event, such Seller shall refund to such Purchaser $.375 for each such Escrowed Share not delivered (the "Refund Payment").

                                    ARTICLE 3
                                     CLOSING

     Section 3.1 Closings. The consummation of the sales of Perficient stock contemplated herein (the "First Closing") shall take place on the First Closing Date. The consummation of the delivery of any Escrowed Shares not delivered at the First Closing and any related

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payments required hereby (the "Second Closing") shall take place on the Second
Closing Date.

     Section 3.2 Items To Be Delivered by Sellers. At the First Closing, each Seller shall deliver to each Purchaser a share certificate duly endorsed representing the Perficient Stock purchased by such Purchaser hereunder. With respect to the Escrowed Shares, each Seller shall deliver to each Purchaser a fully executed stock power transferring all of such Seller's right, title and interest in such shares, subject only to the terms of the escrow provisions of the Merger Agreement. At the Second Closing, each Seller shall deliver to each Purchaser (i) a share certificate duly endorsed representing the Escrowed Shares not delivered at the First Closing, and (ii) if required under the terms of
Section 2.3, a check or wire transfer (at such Purchaser's option) in the amount of the Refund Payment. All of the above-mentioned documents shall be in form and substance satisfactory to such Purchasers.

     Section 3.3 Items to be Delivered by Purchasers. At the First and Second Closings and subject to the terms and conditions contained herein (including, without limitation, the purchase price adjustment provisions of Section 2.3), each Purchaser shall deliver to each Seller the First Closing Payment and Second Closing Payment, respectively, in the amount set forth under such headings opposite such Seller's name on Exhibit I hereto.

                                  ARTICLE 4
                   REPRESENTATIONS AND WARRANTIES OF SELLER

     Each Seller hereby represents and warrants to each Purchaser as follows:

     Section 4.1 Ownership of Perficient Stock. Such Seller is the sole record and beneficial owner of all of the issued and outstanding Perficient Stock, and it has good and valid title to such Perficient Stock free and clear of any lien, security interest or encumbrance of any nature and free of any claim by any person to or against such Perficient Stock. Such Seller has the full right, power and authority to sell, assign, transfer and convey the Perficient Stock to Purchaser as provided herein. Notwithstanding the foregoing representations set forth in this Section 4.1, such Seller's Escrowed Shares are subject to the certain restrictions and to risk of forfeiture pursuant to the terms of the escrow provisions of the Merger Agreement.

     Section 4.2 Authorization, Validity and Enforceability. This Agreement has been duly authorized by such Seller. This Agreement constitutes the valid and binding obligation of such Seller, enforceable in accordance with its terms, and the execution, delivery and performance of this Agreement will not violate or result in a default under any provision of any material commitment, agreement or instrument to which such Seller is a party or by which such Seller is bound and will not contravene any law, rule or regulation any administrative agency or governmental body, or any order, writ, injunction or decree of any court, administrative agency or governmental agency applicable to such Seller.

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     Section 4.3 Litigation. There are no proceedings pending or threatened, and there is no order, writ, judgment or decree affecting such Seller which, if adversely determined, would have a material adverse effect on the transactions contemplated hereby.

                                   ARTICLE 5
                  REPRESENTATIONS AND WARRANTIES OF PURCHASER

     Each Purchaser hereby represents and warrants to each Seller as follows:

     Section 5.1 Validity and Enforceability. This Agreement constitutes the and binding obligation of such Purchaser, enforceable in accordance with its terms, and the execution, delivery and performance of this Agreement will not violate or result in a default under any provisions of any material commitment, agreement or instrument to which such Purchaser is a party or by which such Purchaser is bound, and will not contravene any law, rule or regulation of any administrative agency or governmental body or any order, writ, injunction or decree of any court, administrative agency or governmental agency applicable to Purchaser.

     Section 5.2 Litigation. There are no proceedings pending or threatened, and there is no order, writ, judgment or decree affecting such Purchaser, which, if adversely determined, would have a material adverse effect on the transactions contemplated hereby.

     Section 5.3 No Corporate Sale. To the best of their knowledge, information and belief, the Company has not received any offer, nor is it involved in any active discussions regarding a "Corporate Sale" (as that term is defined in 1.05(f) of the Merger Agreement).

     Section 5.4 Securities Law Matters. Purchaser is purchasing the Perficient Stock for investment purposes and does not intend to resell or otherwise dispose of all or any part of the Perficient Stock unless and until Purchaser determines, at some future date, that changed circumstances, not in contemplation at the time of this purchase, makes such disposition advisable, and that such disposition is in compliance with all federal and state securities laws. Purchaser is not purchasing the Perficient Stock in connection with the distribution of securities by Perficient.

                                    ARTICLE 6
                             CONDITIONS TO CLOSING

     Section 6.1 Purchaser's Obligations. Each Purchaser's obligations to consummate the transactions contemplated hereby are conditioned upon the satisfaction by Seller of Section 3.2 hereof.

     Section 6.2 Sellers' Obligations. Each Seller's obligation to consummate the transactions contemplated hereby are conditioned upon (i) the satisfaction by each Purchaser of Section 3.3 hereof, and (ii) the receipt by Brian Matthews from the Company and Steelcase Inc. of a release of the personal guaranty delivered by Mr. Matthews guaranteeing certain obligations of the Company under the furniture lease dated [date], between Steelcase Inc. and the Company.

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                                    ARTICLE 7
                                   ARBITRATION

     Section 7.1 Arbitration. All disputes under this Agreement shall be settled by arbitration in Austin, Texas pursuant to the rules of the American Arbitration Association Commercial Arbitration Rules which rules are deemed to be incorporated by reference herein, and judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

                                    ARTICLE 8
                                 MISCELLANEOUS

     Section 8.1 Survival of Agreements. All covenants, agreements, representations and warranties made herein shall survive the execution and delivery of this Agreement and the sale and delivery of the Perficient Stock pursuant hereto. The foregoing provisions with regard to the survival of the warranties and representations of the parties in this Agreement is meant only to establish the period of time within which a claim for breach of such warranties and representations may be brought, and is not intended to extend the applicability of such warranties and representations to events or circumstances which may occur after the Second Closing Date.

     Section 8.2 Expenses. Each party hereto shall pay its own expenses in connection with the transactions contemplated hereby.

     Section 8.3 [Intentionally deleted.]

     Section 8.4 Notices. All notices, requests, consents, or other communication hereunder shall be in writing and shall be delivered personally or by courier or mailed by first class registered or certified mail.

     Section 8.5 Captions and Section Headings. As used herein, captions and section headings are for convenience only and are not a part of this Agreement and shall not be used in construing it.

     Section 8.6 Entire Agreement. This Agreement and the other documents delivered pursuant hereto and thereto, or incorporated by reference herein, contain the entire agreement between the parties hereto concerning the transactions contemplated herein and supersede all prior agreements or understandings between the parties hereto relating to the subject matter hereof.

     Section 8.7 Additional Documents. The parties hereto will, at any time after the date hereof, sign, execute and deliver, or cause others so to do, all such powers of attorney, deeds, assignments, documents and instruments and do or cause to be done all such other acts and deeds as may be necessary or proper to carry out the transactions contemplated by this Agreement.

     Section 8.8 Amendment. This Agreement may be amended, supplemented or interpreted at any time, but only by a written agreement executed by the parties hereto.

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     Section 8.9 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

     Section 8.10 Severability. If any one or more of the provisions of this agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected thereby. To the extent permitted by applicable law, each party waives any provision of law which renders any provision of this Agreement invalid, illegal or unenforceable in any respect.

     Section 8.11 Governing Law. This Agreement shall be governed by the laws of the State of Texas.

     Section 8.12 Waiver of rights. Each Seller and each of the Purchasers hereby waives any rights of first refusal, co-sale or similar rights they may have regarding the sale by Seller of shares of Perficient Stock pursuant hereto and hereby consent to all transactions contemplated hereby.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


SELLERS



----------------------------
Charlie Wiegert




----------------------------
Carol Matthews




----------------------------
Brian Matthews




----------------------------
Welton J.L. Brison




----------------------------
CDM Ventures



----------------------------
Tom Hesterman



----------------------------
Tim Wilson



----------------------------
CBC Distribution and
Marketing, Inc.
----------------------------


PURCHASERS:



----------------------------
Morton H. Meyerson



----------------------------
John T. McDonald


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